Exhibit 10.18

AMENDMENT NO. 1 TO LEASE

This Amendment No. 1 to Lease (the “Amendment”) is dated for reference purposes as May 26, 2011, and is made between New Goodyear Ltd., a California limited partnership (hereinafter referred to as “Landlord”) and IsoTis OrthoBiologics, Inc., a Washington corporation (hereinafter referred to as “Tenant”) (collectively, the “Parties”).

RECITALS

A.	Landlord and Tenant entered into that certain Amended and Restated Lease dated the 23rd day of February 2006 (the “Lease”), covering approximately 43,538 square feet of space commonly known as 2 Goodyear, Unit A, Irvine, California 92618 (the “Property”).

B.	Whereas, Landlord and Tenant now desire to amend the Lease by extending Tenant’s Lease Term, and by making certain other changes pursuant to the terms and conditions hereinafter set forth.

THEREFORE, the Parties agree to amend the Lease as follows:

1.	LEASE TERM: The Lease Term set forth in Section 1.05 is hereby amended such that: The Lease Term is extended for a period of sixty-three (63) months, to and including October 31, 2016 (“Extension Period”).

2.	BASE RENT: Section 1.12(a) is hereby amended as follows: The monthly Base Rent for the Property during the Extension Period shall be as follows:

Rental Adjustment Date:	Monthly Base Rent:
August 1, 2011 through July 31, 2012	$37,007.00, NNN
August 1, 2012 through July 31, 2013	$38,117.00, NNN
August 1, 2013 through July 31, 2014	$39,261.00, NNN
August 1, 2014 through July 31, 2015	$40,439.00, NNN
August 1, 2015 through July 31, 2016	$41,652.00, NNN
August 1, 2016 through October 31, 2016	$42,902.00, NNN

3.	ABATED RENT: Tenant shall receive three (3) months of abated rent, specifically months one (1), two (2), and three (3) of the Extension Period (the “Rental Abatement Months”). Tenant will be subject to all the provisions of the Lease excepting that Tenant shall not be required to pay Base Rent or Tenant’s pro rata share of expenses, per paragraph 1.12(b) of the Lease for the Rental Abatement Months.

4.	LIMITATION ON CERTAIN COSTS: Paragraph 31 of Rider No. 1 attached to the Lease is hereby amended and restated in its entirety to read as follows:

“31. Limitation on Certain Costs:

Notwithstanding anything to the contrary contained in the Lease, the aggregate amount that Tenant shall be obligated to reimburse pursuant to, Section 4.04(b) (insurance) and Section 4.05 (common area costs, which common area costs shall include Reserves)

IsoTis OrthoBiologics, Inc.

Amendment No. 1 to Lease

May 26, 2011

during any calendar year of the Lease Term shall not exceed an amount equal to $62,695 ($0.12/sf/mo.) for calendar year 2011 increased by five percent each following year, compounded annually. Thus, if Tenant’s annualized cost for calendar year 2011 were $62,695, it would not be required to reimburse an aggregate in excess of $65,830 for calendar year 2012, or $69,122 for calendar year 2013. Notwithstanding the foregoing, the limitations set forth in this Paragraph 31 shall terminate immediately upon any transfer, other than to Tenant’s Affiliate, of Tenant’s interest in the Lease or the Property, regardless of whether Landlord consents to such transfer.”

5.	TENANT IMPROVEMENTS: Landlord shall provide Tenant a Tenant Improvement Allowance equal to Two Hundred Thousand and 00/100 Dollars ($200,000.00) (the “Allowance”) to be used for expansion of the existing clean room, construction of additional manufacturing areas, and for general refurbishment (the “Tenant’s Work”). Tenant shall be solely responsible for the completion of the Tenant’s Work. Prior to commencing construction of the Tenant’s Work, Tenant shall provide Landlord with design drawings and specifications for Landlord’s approval which shall not be unreasonably withheld. Tenant’s performance of the Tenant’s Work shall conform to all the terms and conditions stated in Section 6.05 “Alterations, Additions and improvements,” including but not limited to, the requirement that Tenant receive all required governmental and municipal permits and approvals prior to and during construction of such improvements. Landlord’s consent to such improvements, or Landlord’s approval of the plans, specifications, working drawings and construction for such improvements shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, quality of workmanship or compliance with all laws, rules, and regulations of governmental and quasi-governmental agencies.

The Allowance will be paid to Tenant in one lump sum upon completion of all of the following: a) Tenant’s receipt of a building permit; b) Tenant’s construction of the Tenant’s Work, per city approved plans and specifications; c) Tenant’s receipt of a Certificate of Occupancy or other municipal sign-off or approval; d) copies of all as-built drawings and specifications and copies of any applicable warranties have been provided to Landlord and e) Tenant has fully paid for all of the work and has furnished Landlord with paid invoices and unconditional contractor, subcontractor and supplier releases evidencing such. Landlord shall have the right to inspect the improvements to verify their completion and inspect the quality of those improvements prior to the release of Allowance. Any unused portion of the Allowance shall be credited to Tenant in the form of rent abatement, commencing with the month the improvements are complete and ending when the credit is exhausted.

6.	OPTION TO EXTEND TERM AMENDMENT RIDER: Tenant shall have two (2) five (5) year options to extend pursuant to the Option to Extend Term Amendment Rider attached to and made a part of this Amendment No. 1 to Lease.

7.	HVAC UNITS: No later than July 31, 2011, the fourteen (14) existing rooftop HVAC units identified in Exhibit “A” shall be replaced by Landlord, at Landlord’s sole cost and expense, with new units of equivalent or superior specifications. All warranties for the new rooftop HVAC units shall inure to the benefit of Tenant.

IsoTis OrthoBiologics, Inc.

Amendment No. 1 to Lease

May 26, 2011

8.	ROOF: No later than July 31, 2011, Landlord shall install a four (4) ply build up roof system over the existing roof. This installation will be covered under a ten (10) year manufacturer’s warranty.

9.	SECURITY DEPOSIT: The existing Security Deposit per Section 1.10 of the Lease shall remain $43,538.00 for the Extension Period.

10.	BINDING FORCE: Submission of this Amendment is not an offer to lease or amend the Lease. This Amendment shall become binding upon Landlord and Tenant only when the Amendment is fully executed and delivered by Landlord. In the event Landlord does not execute and deliver the Amendment, then the Amendment shall be void and of no force or effect.

11.	RATIFICATION OF THE LEASE: The terms of the Lease are amended to reflect the changes set forth above. In all other respects the terms of the Lease shall be in full force and effect. In the event of any conflict between this Amendment and the Lease, the terms of this Amendment shall be deemed controlling.

12.	CAPITALIZED TERMS: Except as otherwise expressly provided herein, the capitalized terms and phrases in this Amendment shall have the meanings as are given such terms in the Lease.

13.	AUTHORITY: If Tenant is a corporation, trust, general or limited partnership, each individual executing this Amendment on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Amendment on behalf of said entity.

14.	CONFIDENTIALITY: It is understood and agreed by Tenant, that any rent or other concessions made by Landlord as specified herein are confidential. Tenant shall not disclose any of the terms of this Amendment to any third party, and shall use all reasonable efforts to preserve the confidentiality of the terms of this Amendment. Tenant agrees that the information contained herein constitutes unique, and valuable business information of Landlord, and that disclosure of such information would cause Landlord serious and irreparable harm. Tenant shall indemnify Landlord against all claims, liabilities, damages, losses, and costs of whatsoever kind or nature, including attorney’s fees and court costs, arising out of, or resulting from Tenant’s breach or violation of this Paragraph.

IsoTis OrthoBiologics, Inc.

Amendment No. 1 to Lease

May 26, 2011

LANDLORD: NEW GOODYEAR LTD, a California limited partnership		TENANT: ISOTIS ORTHOBIOLOGICS, INC., a Washington corporation

By:	/s/ Jon Monkarsh	By:	/s/ Stuart M. Essig
	Signature		Signature

By:	Jon Monkarsh	By:	Stuart M. Essig
	Print name		Print Name

By:	Authorized Representative	Its:	President & CEO
	Title		Title

Date:	6-9-11	Date:	5/26/11

OPTION TO EXTEND TERM AMENDMENT RIDER

This Rider is attached to and made part of that certain Amendment No. 1 to Lease (the “Amendment”) dated May 26, 2011 between, New Goodyear Ltd., a California limited partnership as Landlord, and IsoTis OrthoBiologics, Inc., a Washington corporation as Tenant, covering the Property commonly known as 2 Goodyear, Unit A, Irvine, California 92618, (the “Property”). The terms used herein shall have the same definitions as set forth in the Lease. The provisions of this Rider shall supersede any inconsistent or conflicting provisions of the Lease.

A.	Option(s) to Extend Term.

1.	Grant of Option.

Landlord hereby grants to Tenant two (2) options (the “Option”) to extend the Lease Term for an additional term of five (5) years each (the “Extension Period”), on the same terms and conditions as set forth in the Lease, but at an increased rent as set forth below. Each Option shall be exercised only by written notice delivered to Landlord at least one hundred twenty (120) days, but not more than 360 days before the expiration of the Lease Term or the Extension Period respectively. If Tenant fails to deliver to Landlord written notice of exercise of an Option within the prescribed time period, such Option and any succeeding Options shall lapse, and there shall be no further right to extend the Lease Term. Each Option shall be exercisable by Tenant on the express conditions that (a) at the time of the exercise, and at all times prior to the commencement of such Extension, Tenant shall not be in default under any of the provisions of the Lease beyond all applicable cure periods and (b) Tenant has not been ten (10) or more days late in the payment of rent more than a total of two (2) times during the preceding 12 month period.

2.	Personal Options.

The Option(s) are personal to the Tenant named in Section 1.03 of the Lease or any Tenant’s Affiliate described in Section 9.02 of the Lease. If Tenant subleases any portion of the Property or assigns or otherwise transfers any interest under the Lease to any entity other than a Tenant Affiliate prior to the exercise of an Option (whether with or without Landlord’s consent), such Option and any succeeding Options shall lapse. If Tenant subleases any portion of the Property or assigns or otherwise transfers any interest of Tenant under the Lease to any entity other than a Tenant Affiliate after the exercise of an Option but prior to the commencement of the respective Extension (whether with or without Landlord’s consent), such Option and any succeeding Options shall lapse and the Lease Term shall expire as if such Option were not exercised. If Tenant subleases any portion of the Property or assigns or otherwise transfers any interest of Tenant under the Lease in accordance with Article 9 of the Lease after the exercise of an Option and after the commencement of the Extension related to such Option, then the term of the Lease shall expire upon the expiration of the Extension during which such sublease or transfer occurred and only the succeeding Options shall lapse.

B.	Calculation of Rent.

The Base Rent during the Extension(s)shall be determined by one or a combination of the following methods (INDICATE METHOD UPON EXECUTION OF THE LEASE):

1.	[Reserved]

2.	Fair Rental Value Adjustment (Section B.2, below) as determined by broker

Rental Adjustment Date: November 1, 2016, November 1, 2021

On the Rental Adjustment Date, the Base Rent shall be adjusted to the “Fair Rental Value” of the Property. Three months prior to the Rental Adjustment Date, the parties shall attempt to agree upon what the new Fair Rental Value will be on the adjustment date. If agreement cannot be reached within fifteen days, then both Landlord and Tenant shall each immediately make a reasonable determination of the Fair Rental Value of the Property and submit such determination, in writing, for appraisal in accordance with the following provisions:

(i) Within 15 days thereafter, Landlord and Tenant shall each select an appraiser of their choice. The two appraisers so appointed shall immediately select a third mutually acceptable appraiser to act as a third appraiser.

(ii) The 3 appraisers shall within 15 days of their appointment of the third appraiser reach a decision as to what the actual Fair Rental Value for the Property is, and whether Landlord’s or Tenant’s submitted Fair Rental Value is the closest thereto. The decision of a majority of the appraisers shall be binding on the parties. The submitted Fair Rental Value that is determined to be closest to the actual Fair Rental Value shall thereafter be used by the parties.

(iii) If either of the parties fails to appoint an appraiser within the specified 15 days, the appraiser timely appointed by one of them shall reach a decision on his or her own, and said decision shall be binding on the parties.

(iv) The entire cost of such appraisal(s) shall be paid equally by the party whose submitted Fair Rental Value is not selected (i.e., the one that is not the closest to the actual Fair Rental Value).

3.	[Reserved]

LANDLORD: NEW GOODYEAR LTD, a California limited partnership		TENANT: ISOTIS ORTHOBIOLOGICS, INC., a Washington corporation

By:	/s/ Jon Monkarsh	By:	/s/ Stuart M. Essig
	Signature		Signature

By:	Jon Monkarsh	By:	Stuart M. Essig
	Print name		Print Name

By:	Authorized Representative	Its:	President & CEO
	Title		Title

Date:	6-9-11	Date:	5/26/11